February 27, 2026
RMB Investors Trust
One North Wacker Drive, Suite 3500,
Chicago, IL 60606
Ladies and Gentlemen:

    We have acted as counsel to RMB Investors Trust, a Delaware statutory business trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the Trust’s Registration Statement on Form N-14 relating to the acquisition by RMB SMID Cap Fund, a series of the Trust (the “Acquiring Fund”), of RMB Small Cap Fund, a series of the Trust (the “Target Fund”), and the issuance of an indefinite number of Class I shares of beneficial interest of the Acquiring Fund (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”) (the “Registration Statement”), all in accordance with the terms of the Agreement and Plan of Reorganization by and among the Trust on behalf of the Acquiring Fund and the Target Fund and Curi Capital, LLC. We understand that Investor Class shares are not available for purchase.
You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Trust’s Agreement and Declaration of Trust, as amended, the By-Laws of the Trust, and the actions by the board of trustees of the Trust that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
Based upon and subject to the foregoing, we are of the opinion that:
(1)    The Shares being registered pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and
(2)    When issued and paid for as contemplated by the Registration Statement, the Shares will be validly issued, fully paid, and non-assessable.
Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the Federal laws of the United States and the laws of the State of Delaware.

February 27, 2026

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to (i) the filing of this opinion with the SEC in connection with the Registration Statement, (ii) the discussion of this opinion in the Combined Information Statement/Prospectus dated February 27, 2026, relating to the Registration Statement, and (iii) the use of our name and to any reference to our firm in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Perkins Coie LLP
Perkins Coie LLP